EXHIBIT 5.1
December 20, 2006
Core Laboratories LP
6316 Windfern Road
Houston, Texas 77040
Core Laboratories N.V.
Herengracht 424
1017 BZ Amsterdam
The Netherlands
Ladies and Gentlemen:
     We have acted as counsel for Core Laboratories LP, a Delaware limited partnership (“Core LP”) and Core Laboratories N.V., a Netherlands limited liability company (“Core NV”), in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”), with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of $300,000,000 aggregate principal amount of Core LP’s 0.25% Exchangeable Senior Notes due 2011 (the “Notes”) and up to 3,165,990 Core NV common shares, par value EUR 0.04 per share, issuable upon conversion of the Notes (the “Common Shares,” and together with the Notes, the “Securities”). The Notes were issued under an Indenture (the “Indenture”) dated as of November 6, 2006 among Core LP, Core NV and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     We have examined the Registration Statement, the Indenture and the Notes, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of Core LP.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
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December 20, 2006       Page 2
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by Core LP and constitute valid and legally binding obligations of Core LP, enforceable against Core LP in accordance with their terms, except as such enforcement is subject to (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality).
     The opinions expressed herein are limited in all respects to the laws of the Delaware Revised Uniform Limited Partnership Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America, in each case as in effect on the date hereof. You should be aware that we are not admitted to the practice of law in the State of Delaware.
     We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/  Vinson & Elkins L.L.P.